Exhibit 99.1

Paradyne Contact: Paul Harris 727-530-2529 pharris@paradyne.com	N E W S R E L E A S E

Paradyne Announces Better-Than-Expected Revenue

and Earnings in Preliminary First Quarter 2004 Results

LARGO, Fla. – April 6, 2004 – Paradyne Networks, Inc., a leading provider of broadband voice, data and video network access solutions, today announced that based on a preliminary analysis of its results for the quarter ending March 31, 2004, it expects to report revenue of approximately $22 million, a 10 percent increase over its previously announced guidance.

Based on better-than-expected revenue, Paradyne now expects to report pro forma earnings per share (EPS) between break-even and ($0.01), compared to financial analysts’ consensus estimates of ($0.04) per share for the quarter.

“Strong demand across all market segments and product lines fueled an increase in orders from our diverse customer base that exceeded our business plan, marking what we anticipate to be our fourth consecutive quarter of improved earnings,” said Sean Belanger, president and CEO of Paradyne.

Estimated pro forma results exclude amortization of deferred stock compensation and intangible assets, and a one-time business restructuring charge. EPS on a generally accepted accounting principles (GAAP) basis are expected to be between ($0.01) and ($0.02) per share.

The company plans to report its first quarter results and host a conference call on Wednesday, April 21, 2004 after market close, and will provide further commentary on first quarter results and second quarter 2004 outlook at that time.

About Paradyne

Paradyne’s broadband access equipment enables service providers to profitably deliver voice, data and video services and smoothly migrate to packet-based networks. These solutions include an extensive portfolio of broadband access concentrators, media gateways, and customer premises equipment. Services offered to business and residential customers worldwide using Paradyne’s equipment include Voice over IP, high-speed Internet, Wide Area Networking featuring Service Level Management, IP switched video, and traditional T1/E1 data. More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-K, dated March 15, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne and the Paradyne Logo are registered trademarks of Paradyne Corporation.